Exhibit 99.1

Sphere 3D Reports Fiscal Year 2024 Financial Results and Operational Updates

STAMFORD, Connecticut, March 28, 2025 - Sphere 3D Corp. ("Sphere 3D" or the "Company") (NASDAQ: ANY), a Bitcoin mining company, is pleased to announce financial results for its fiscal year ended December 31, 2024.

COMMENTS FROM SPHERE 3D LEADERSHIP

2024 was a year of transition for Sphere 3D. Following the Bitcoin halving in the first half of the year, we focused on cycling out of high-cost hosting partners, streamlining SG&A expenses, and laying the groundwork for vertical integration. Every four years, the halving marks a pivotal moment for Bitcoin mining companies. As an operations-driven business, long-term strategies often take time to show results, but we are pleased with the direction we are heading. Our move toward owning and operating our own infrastructure marks a major milestone. The launch of our first site in March 2025 signals a meaningful shift in our strategic focus.

2024 HIGHLIGHTS

  During the fourth quarter of 2024, the Company replaced approximately 25% of its S19j Pro miners with newer generation S19 XPs and S21 Bitmain miners, which increased the nameplate hashrate related to those miners by 40% and 100% respectively.
  In November 2024, the Company entered into a securities purchase agreement with a single institutional investor for the issuance and sale of 4,225,353 of its common shares in a registered direct offering at a purchase price of $1.42 per share.  In a concurrent private placement, the Company also agreed to issue to the same investor warrants to purchase up to 4,225,353 of its common shares the warrants have an exercise price of $1.50 per share.
  In September 2024, the Company partnered with Simple Mining LLC to engineer, develop and operate a mining site in Iowa, signaling the transition to vertical integration, which was completed in March 2025.
  In April 2024, a Bitcoin halving event occurred on the Bitcoin network. Halving is a key part of the Bitcoin protocol and serves to control the overall supply and reduce the risk of inflation in digital assets using a proof-of-work consensus algorithm. The Bitcoin halving event reduced the block subsidy by half from 6.25 to 3.125 Bitcoin per block.
  In January 2024, we reached a settlement agreement with Core Scientific, which was approved by a United States Bankruptcy Judge on January 16, 2024 as part of Core Scientific's emergence from bankruptcy, for $10.0 million of Core Scientific's equity.

BITCOIN ASSET AND VALUE

As of December 31, 2024, the Company had a self-mined Bitcoin balance of 14.9 with a carrying value of approximately $1.4 million.

FISCAL YEAR 2024 FINANCIAL RESULTS

  The Company generated revenues of $16.6 million in fiscal year 2024 compared to $21.9 million in fiscal year 2023 reflective of the Company's actions beginning in the third quarter of 2024, removing certain older mining equipment and replacing it with newer generation miners. This is expected to be an ongoing process through 2025, which may result in further fluctuations in exahash. There was also a decrease in revenues of $2.2 million related to the Company's former Service and Product segment which was sold in December 2023.
  Operating costs and expenses for fiscal year 2024 decreased to $38.0 million, compared to $51.9 million for fiscal year 2023.
  The net loss available to common shareholders in fiscal year 2024 decreased to $9.5 million, or a net loss of $0.48 per share, compared to a net loss available to common shareholders of $23.4 million, or a net loss of $1.93 per share, in fiscal year 2023.

RECENT CORPORATE DEVELOPMENTS

  In March 2025, we reached a settlement with Gryphon Digital Mining, Inc. to resolve all claims against each other on mutually satisfactory terms which resulted in the complete dismissal of outstanding litigation. Sphere 3D made no payments under the settlement agreement.
  In March 2025, our new hosting site in Iowa was fully energized, and Sphere entered into a Managed Services Agreement with Simple Mining to operate the site on our behalf.
  In January 2025, we ended our hosting agreement with Rebel Mining Company LLC and agreed to a termination and settlement amount of $2.4 million payable to us in satisfaction of all obligations of the Rebel hosting agreement, and it constitutes a final settlement of all amounts owed by either party.

ABOUT SPHERE 3D

Sphere 3D Corp. (Nasdaq: ANY) is a cryptocurrency miner, growing its industrial-scale digital asset mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to increasing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about the Company, please visit Sphere3D.com.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events, including the timing of the proposed transaction and other information related to the proposed transaction. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these words or other similar terms or expressions.  Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

SPHERE 3D CONTACTS

Investor.relations@sphere3d.com

SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)

	Year Ended December 31,
	2024	2023
Revenues:	(Unaudited)
Bitcoin mining revenue	$16,608	.$ 19,730
Service and product revenue	-	2,176
Total revenues	16,608	21,906

Operating costs and expenses:
Cost of Bitcoin mining revenue (exclusive of depreciation and amortization shown below)	13,378	15,031
Cost of service and product revenue	-	913
Sales and marketing	-	948
Research and development	-	1,026
General and administrative	12,445	15,825
Depreciation and amortization	7,113	6,190
Loss on disposal of property and equipment	3,545	960
Impairment of property and equipment	1,146	-
Impairment of other assets	1,074	-
Change in fair value of Bitcoin	(682)	-
Provision for losses on deposits due to vendor bankruptcy filings	-	8,509
Impairment of acquired intangible assets	-	2,952
Realized gain on sale of Bitcoin	-	(1,131)
Impairment of Bitcoin	-	682
Total operating expenses	38,019	51,905
Loss from operations	(21,411)	(29,999)
Other income (expense):
Investment income	8,980	-
Other income, net	3,111	1,062
Gain on deconsolidation of SPAC	-	6,140
Interest expense	-	(1,183)
Gain on disposal of service and product segment - related party	-	663
Loss before income taxes	(9,320)	(23,317)
Provision for income taxes	150	13
Net loss	(9,470)	(23,330)
Less: Non-controlling interest - income	-	76
Net loss attributable to common shareholders	(9,470)	$(23,406)

Net loss per share:
Basic and diluted	$(0.48)	$(1.93)
Shares used in computing net loss per share:
Basic and diluted	19,801,626	12,129,302

SPHERE 3D CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars)

	December 31, 2024	December 31, 2023
ASSETS	(Unaudited)	(Unaudited)
Cash and cash equivalents	$5,425	$586
Bitcoin	1,394	986
Investment in equity securities	7,530	-
Other current assets	3,438	11,938
Total current assets	17,787	13,510
Property and equipment, net	21,967	24,166
Intangible assets, net	3,095	4,581
Other non-current assets	379	3,406
Total assets	$43,228	$45,663

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS' EQUITY
Current liabilities	$3,895	$5,346
Total temporary equity	18	13,794
Total shareholders' equity	39,315	26,523
Total liabilities, temporary equity, and shareholders' equity	$43,228	$45,663